UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2003

DIATECT INTERNATIONAL CORPORATION

_______________________________________________________

(Exact name of registrant as specified in its charter)

California	0-10147	95-355578
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

875 South Industrial Parkway, Heber City, Utah, 84032

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(Address of principal executive office)

(435) 654-4370

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(Registrant’s phone number including area code)

Item 5 – Other Events and Regulation FD Disclosure

December 9, 2003

Dear Shareholders,

With three weeks left in 2003, I want to provide you with a preliminary recap of the year and an early look at our expectations for 2004. The year 2003 was a pivotal year in our company’s development. Although final numbers are not yet available, we expect to report improved sales and, thanks to an extraordinary gain, positive net income. The gain was generated by the sale of 90% of our rights to a diatomaceous earth mining site in Oregon in a transaction that significantly improved our balance sheet resulted in the company’s recognition of $15,562,800 or 50% of the value of the announced sale. Under the terms of the agreement, the company will receive $1.9 million a year through 2021, beginning Sept. 1, 2005.

In the past three months, our stock has begun trading on the Berlin and Frankfurt exchanges providing us with international exposure and greater trading liquidity. During the year we have seen growing retail and agricultural sales as well as increased income from school fundraisers. We’ve continued to build our marketing activities and during the year gained approval from a variety of state and federal agencies for the sale of our RESULTS™ Fire Ant and DIATECT® III commercial products.

Working with an industry scientist, we have developed a potentially valuable new approach to insect control that should lead to additional product launches in 2004.  Concurrent with the development of these products we have been aggressively working on a new line of plant nutrients.  These new products will fit nicely with our commercial agriculture sales as well as over the counter markets.  The introduction of our plant nutrient line of products is not expected before late 2004 or early 2005.

We continue to see excellent opportunities for our “GOT BUGS?” Fundraiser programs.  We added three new states this year and will add Mississippi, Alabama and South Carolina in 2004 bringing the total to seven.  For the spring season we already have approximately 50 participating groups.  We also intend to expand the sale of our Fire Ant product through hundreds of school bands in the southeastern U.S. Music programs always need additional funds and must rely heavily on fundraising. We also are scheduled to attend four Music Educators Association conferences where we hope to acquire more groups for the spring and fall.

We are benefiting from positive responses about the efficacy of our products and how effective our programs are. We attribute the success to improved follow up and better support including enhanced marketing materials. We have developed a curriculum and quiz to educate students and other participants about fire ants and give them confidence in the products they are selling. With new and repeat business, our fundraiser division is expected to generate solid sales in 2004.

We are scheduled to air our first direct response commercial in early 2004. The commercial will concentrate on the swift knockdown properties of RESULTS™ Fire Ant Insect Control and the safety of the product around the home and family. Direct response advertising is intended to sell product but also to generate residual sales in the hundreds of retail locations that currently carry Diatect products. The commercial will also expose us to tens of thousands of potential new customers that we have been unable to reach thus far.

Another benefit from advertising our products on television and radio is our exposure to large retail distributors and the big box accounts. These large retailers will only carry products that are supported by advertising. This has been a stumbling block in the past when negotiating with their buyers.

Another promising opportunity for 2004 is with the national manufacturer rep group ITB. They represent insect control companies to national distributors throughout the United States. ITB will give us a national presence with pest control operators and the turf lawn industry.

We also are looking at private label opportunities.  We have been working with several companies to develop these programs and we will have contracts and labels approved in the near future. These private label programs will increase sales in 2004.

We are in the process of registering our products in Europe with the help of an Austrian business agency and Wilfred Gunter, the international director who is working on required materials and documentation. The main applications will be commercial pest control and agricultural products grown in green house facilities.  Our DIATECT® II and Organic DIATECT® V products have demonstrated exceptional control in these settings.  Additionally, we have hired a private consulting firm to handle our European business development.  As a result of their efforts several European companies have expressed serious interest in representing and marketing our products.

European interest in organically grown products is exceptionally high because of demand for quality fruits and vegetables that are perceived to be safe from chemical pesticides. This makes our non-toxic approach to insect control highly valuable in Europe. This influenced our decision to list our stock on the Berlin and Frankfurt exchanges.

The capitalization of Diatect continues to be a challenge. We are in discussions for a sizeable commitment of capital that could provide us with the means to expand sales to Africa as well as South and Central America. Because the outcome of this is uncertain, we are examining other funding sources.  Our goal is to see that Diatect will attain financial stability and together with the growing creditability of new products will help move us to a higher level.

We are seeing increased opportunities as we continue to press forward. Thousands of satisfied customers over the last two years are helping us to firmly establish our brand. We have added hundreds of retail locations over the past two years that carry our products. Advertising will not only support our existing retail accounts but will also open doors to the much sought after large retailers.  With hard work, improved systems, a growing demand for environmentally friendly insect control methods and expanding opportunities, we expect Diatect International will turn the corner on profitability in 2004.

With the holiday season upon us we at Diatect want to wish you and yours a wonderful and prosperous New Year.  Thank you for your support during 2003. We wish you great success in 2004.

Jay Downs

Chief Executive Officer

This letter includes forward-looking statements that involve risk and uncertainties. While these statements are made to convey to the public Diatect’s progress, business potential and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. Such statements are made based upon current expectations that are subject to risk and uncertainty. In particular, management’s estimates of future revenue amounts and timing are based upon product delivery schedules, which may be subject to unforeseen delays.  Diatect does not undertake to update forward-looking statements in this news release to reflect actual results of its marketing plan and changes in assumptions or changes in other factors affecting such forward-looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

DIATECT INTERNATIONAL CORPORATION

December 9, 2003

/s/ Jay W. Downs

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Jay W. Downs

Principal Executive Officer

Principal Financial Officer